Exhibit 5

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
12th Floor
734 15th Street, N.W.
Washington, D.C. 20005
Telephone (202) 347-0300

November 5, 2002

Board of Directors
Trans World Corporation
545 Fifth Avenue
Suite 940
New York, New York 10017

  Re:
  Registration Statement on Form S-4

Gentlemen:

        We have acted as special counsel to Trans World Corporation, a Nevada corporation ("TWC"), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the registration statement on Form S-4 (the "Registration Statement") relating to the issuance of up to 452,792,000 shares of common stock, $0.001 par value, of TWC (the "Shares"), in connection with the offering as described in the Registration Statement. TWC will offer to exchange 22,640 Shares (or certain unregistered debt securities) for each outstanding $1,000 principal amount of its 12% Senior Secured Notes due March 17, 2005 (the "Notes") together with an unregistered debt instrument representing accrued but unpaid interest owing to certain Noteholders (the "Exchange Offer") pursuant to the Agreement and Plan of Recapitalization by and among TWC and the tendering Noteholders (the "Agreement").

        We have examined the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents, and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon the certificates of public officials and of officers and representatives of TWC.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

        Based upon the foregoing, it is our opinion that the Shares, when issued and delivered pursuant to the Exchange Offer in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

        We are members of the bar of the District of Columbia, and we do not express any opinion herein concerning any law other than the Nevada General Corporation Law and the federal securities law of the United States.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the heading "Legal Matters" in the prospectus constituting a part thereof.

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
By:	/s/ JEFFREY A. KOEPPEL Jeffrey A. Koeppel, a Partner